Founder of GE Imatron joins XLR Medical’s board

POINT ROBERTS, WA, April 5, 2005 - XLR Medical Corp. (the “Company”) (OTCBB:XLRC) announced today that Douglas P. Boyd, PhD has been appointed Chairman of the Board of Directors. Until recently, Dr. Boyd was the Chief Scientist at GE Imatron, a company he helped found in 1983, and a member of the board of directors for InVision Technologies, Inc. Dr. Boyd held a number of positions at Imatron, a medical technology company engaged in designing, marketing, manufacturing and servicing electron beam tomography (“EBT”) scanners, including President, CEO, Chairman of the Board and CTO. Imatron was acquired by General Electric in 2001.

InVision is a company that manufactures explosives detection systems for the aviation industry and began as a joint venture company of Imatron. InVision was acquired by General Electric in 2004.

Dr. Boyd is an internationally recognized expert in radiology and computed tomography (“CT”) imaging systems, and has pioneered the development of fan-beam CT scanners, Xenon detector arrays and EBT scanners. Dr. Boyd has been awarded 13 U.S. patents and was awarded the prestigious Conway Safe Skies Award in 1992 for contributions made to airline safety for developing a high speed CT baggage screening device for detecting explosives. Dr. Boyd is an Adjunct Professor of Radiology at the University of California, San Francisco, has published more than 100 scientific papers and is a frequent speaker at universities and symposiums.

About XLR Medical

XLR Medical is in the business of funding the development of a patented technology for use in the treatment of cancer. The technology utilizes magnetic fields to control and focus the X-ray and electron beams used in external beam radiation therapy. The technology is aimed at permitting an increase in the dosage of radiation to cancerous cells while simultaneously decreasing the radiation exposure of healthy cells, with the objective of increasing the effectiveness of radiation therapy and decreasing negative side effects.

For more information please contact:

Chet Kurzawski, Vice-President Investor Relations
Telephone: 360-220-5219

XLR Medical Corp.